EXHIBIT 12.1

                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (Dollars in Thousands)

                                      Nine Months
                                        Ended        Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                      December 31,   March 31,    March 31,    March 31,    March 31,    March 31,
                                         2000           2000        1999         1998         1997         1996
                                      ------------  ----------   ----------   ----------   ----------   ----------
Consolidated pretax income (loss)
  from Continuing operations           $21,130        11,659       (7,839)     (27,122)     (26,005)     (21,431)

Net amortization of debt issuance
  expense                                1,041         1,326        1,412        2,292        1,784        2,139

Interest expense                        24,071        32,637       34,830       36,664       34,505       30,549

Interest portion of rental expense       1,601         2,134        2,301        2,130        1,799        1,618
                                       -------       -------      -------      -------      -------      -------

Earnings                               $47,843        47,756       30,704       13,964       12,083       12,875
                                       =======       =======      =======      =======      =======      =======

Interest expense                       $24,071        32,637       34,830       36,664       34,505       30,549

Net amortization of debt issuance
  expense                                1,041         1,326        1,412        2,292        1,784        2,139

Interest portion of rental expense       1,601         2,134        2,301        2,130        1,799        1,618
                                       -------       -------      -------      -------      -------      -------

  Fixed Charges                        $26,713        36,097       38,543       41,086       38,088       34,306
                                       =======       =======      =======      =======      =======      =======

  Ratio of Earnings to Fixed Charges     1.79x         1.32x          (a)          (a)          (a)          (a)
                                       =======       =======      =======      =======      =======      =======

(a)  The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997 and 1996 was $7,839, $27,122, $26,005 and, $21,431 respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                        Nine Months
                                           Ended                           Fiscal Year Ended March 31,
                                     December 31, 2000      2000           1999            1998             1997             1996
                                     -----------------   -----------    -----------    -------------    ------------      ----------
           Depreciation                   $22,933          $30,067         29,651         28,124          25,282           21,385
           Amortization                     3,123            3,719          4,025         10,413           9,374            9,311
           Non-cash charges (gain)             50               17            945          2,301           1,944            3,435
                                          -------          -------        -------        -------         -------          -------
             Total                        $26,106          $33,803         34,621         40,838          36,600           34,131
                                          =======          =======        =======        =======         =======          =======

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